EXHIBIT 23.2

The Board of Directors
Prime Bancorp., Inc.

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the registration statement and prospectus. Our report dated January 26, 1996, contains an explanatory paragraph that states that the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards
No. 109, Accounting for Income Taxes, and No. 115, Accounting for Certain Investments in Debt and Equity Securities, in 1993.



/s/ KPMG PEAT MARWICK LLP
----------------------------
KPMG Peat Marwick LLP


Philadelphia, PA
October 31, 1996